Exhibit 99.2

YUM! BRANDS APPOINTS THOMAS C. NELSON TO BOARD; ANNOUNCES NEW $500 MILLION SHARE BUYBACK AND DECLARES QUARTERLY DIVIDEND

Louisville, Ky (November 18, 2005) -Yum! Brands Inc. (NYSE: YUM) announced today the appointment of Thomas C. Nelson, 43, to its Board of Directors. Nelson is the Chairman, President and Chief Executive Officer of the National Gypsum Company based in Charlotte, North Carolina. The appointment will become effective at the Company's next Board meeting on January 26, 2006.

"Tom Nelson will make an outstanding addition to the Yum! Brands Board of Directors. Tom heads one of the leading suppliers of building and construction products and has a demonstrated leadership capability and distinguished financial experience. As we continue to grow our system around the globe, Tom's specific expertise and financial acumen will complement our efforts to manage costs and build new restaurants efficiently," said David C. Novak, Yum! Brands Chairman and Chief Executive Officer.

Nelson was elected Vice Chairman of National Gypsum's Board in 1996 and served as Executive Vice President and Chief Financial Officer from 1995 to 1999. He was appointed President and CEO in July 1999 and Chairman in 2004. Nelson serves on the Board of the Business Roundtable, the G100, and is Chair of the Policy Advisory Board at the Joint Center for Housing Studies at Harvard University. He also serves as a director of A4 Health Systems as well as Belk, Inc., the nation's largest privately-held department store company. Active in the Charlotte community, Nelson serves on the boards of the Boy Scouts, Foundation for the Carolinas, Charlotte Chamber, United Way of Central Carolinas and Carolinas HealthCare System.

In addition to his work with National Gypsum, Nelson has been an active private equity investor for almost twenty years. He is a General Partner and Co-Founder of Wakefield Group, a North Carolina-based venture capital firm. Selected as a White House Fellow, he served as Assistant to the Secretary of Defense for Special Projects from 1992-1993, and was awarded the Secretary of Defense Medal for Outstanding Public Service.

SHARE REPURCHASE

The company's Board of Directors authorized the repurchase of up to an additional $500 million of the company's outstanding common stock over a period of up to 12 months. In May 2005, the Board authorized the repurchase of up to $500 million of the company's stock. This program is in the process of being completed.

"The Board's action reflects the belief that the company's shares represent an outstanding long-term investment opportunity," said Rick Carucci, Yum! Brands' Chief Financial Officer.

Repurchases of common stock may be made from time to time in open market and/or privately negotiated transactions and will be subject to market conditions and other factors. Since the company began its share repurchase program in 1999, nearly 74 million shares have been repurchased for approximately $2.4 billion at an average price of $32.88.

DIVIDEND DECLARED

YUM announced that its Board of Directors approved a dividend of $0.115 per share of common stock, which will be distributed February 3, 2006, to stockholders of record at the close of business January 13, 2006.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These "forward-looking" statements reflect management's current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Accordingly, you are cautioned not to place undue reliance on forward-looking statements. Factors that can cause actual results to differ materially include, but are not limited to, changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences or perceptions concerning the products of the company and/or our competitors, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and marketing, advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our strategies for refranchising and international development and operations; the ongoing business viability of our franchise and license operators; our ability to secure distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; unexpected disruptions in our supply chain; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of pending or future legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; new legislation and governmental regulations or changes in legislation and regulations and the consequent impact on our business; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands' financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Yum! Brands Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with more than 34,000 restaurants in more than 100 countries and territories. Four of the company's restaurant brands - KFC, Pizza Hut, Taco Bell and Long John Silver's - are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver's brands. The company and its franchisees today operate over 2,800 multibrand restaurants. Outside the United States in 2004, the Yum! Brands' system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. In 2002, the company changed its name to Yum! Brands Inc. from Tricon Global Restaurants Inc. to reflect its expanding portfolio of brands and its ticker symbol on the New York Stock Exchange. For the past three years, the company has been recognized in Fortune Magazine's top 50 "Best Companies for Minorities," claiming the number-one spot for "managerial diversity." It also has been named as one of the leading companies for diversity by Black Enterprise Magazine.